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                                                                     EXHIBIT 23


                             ACCOUNTANTS' CONSENT


The Board of Directors
SPACEHAB, Incorporated:

We consent to incorporation by reference in the registration statements (Nos. 333-3634, 333-3636, and 333-3638) on Forms S-8 of SPACEHAB, Incorporated of our report dated August 15, 1997, relating to the consolidated balance sheets of SPACEHAB, Incorporated and subsidiary as of June 30, 1996 and 1997, and the related consolidated statements of income, stockholder's equity (deficit), and cash flows for the year ended September 30, 1995, the nine month period ended June 30, 1996 and the year ended June 30, 1997, which report appears in the June 30, 1997, annual report on Form 10-K of SPACEHAB, Incorporated.

                                                 KPMG PEAT MARWICK LLP

McLean, VA
September 11, 1997